EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For further information, contact

Kent Henschen, Director – Marketing &

Corporate Communications

Tel: 414-768-4626 Fax: 414-768-4474

khenschen@bucyrus.com

www.bucyrus.com

BUCYRUS INTERNATIONAL, INC.

ANNOUNCES NEW EXPANSION

August 24, 2005 South Milwaukee, Wisconsin, USA -- Bucyrus International, Inc. announced today that it is proceeding with the expansion of its manufacturing operations at its South Milwaukee facilities. The expansion will be conducted through a phased improvement program including new buildings and production equipment, which will enable the Company to increase its manufacturing capability and capacity to meet the increased demand for its products.

The initial phase of the expansion program will include the construction of a new facility on the grounds of the Company’s South Milwaukee campus north of Rawson Avenue at an approximate cost of $22 million. The new Rawson Avenue facility will provide approximately 110,000 square feet of space for the welding and machining of large electric shovel components. The new facility will also provide capacity for the welding and machining of large walking dragline components should they be required to meet market demand.

“This initial expansion will effectively increase our capacity to manufacture large electric mining shovels by 50%,” stated Tim Sullivan, President and CEO. Bucyrus’ customers are the world’s leading producers of coal, copper, iron ore and oil sands and electric mining shovels are used extensively to mine these commodities. As a result of the strong commodity market, the demand for Bucyrus’ equipment has increased dramatically and Bucyrus is continuing to expand its capacity to meet that demand.

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This initial expansion is part of a larger phased improvement program which, if the Company decides to move forward with it based on future commodity prices and economic indicators, would involve the continued development of the facilities north of Rawson Avenue and the redevelopment of the Company’s existing South Milwaukee facilities south of Rawson Avenue at an approximate total cost of $95 million over the extended market cycle, including new equipment and workforce training. Bucyrus envisions that over this expansion cycle the capital will be expended at a rate of approximately 5-6% of revenue per year.

It is anticipated that if the phased improvement program is fully completed, approximately 200 new employees will be employed at the expanded South Milwaukee facilities and the Company’s capacity for manufacturing electric shovels will be double its current capacity. The new jobs at the Rawson Avenue facility will be in addition to the 100 employees that Bucyrus is currently hiring to bring the Company’s new Milwaukee operations facility to full capacity.

Mr. Sullivan has stated that Bucyrus intends to finance the expansion program through working capital and funds available under its existing revolving credit facility. In addition, the Company will continue to explore the availability of governmental grants and other programs.

Wisconsin Governor Jim Doyle has confirmed that Bucyrus will receive $2.5 million in incentives from the Wisconsin Department of Commerce and $1 million from the Wisconsin Department of Transportation for the expansion project. Gov. Doyle said, “For the second time this year, Bucyrus is announcing a significant expansion in southeastern Wisconsin. I am pleased that this company is experiencing strong growth and widespread market acceptance, and I salute its continued commitment to our state. I look forward to building on our partnership with this great company.”

Bucyrus President and CEO Tim Sullivan commented further: “Based on our assessment of current and future market demand for our equipment, in particular our electric mining shovels, we believe that now is the time to move forward with additional manufacturing capability. We have evaluated all of our

EXHIBIT 99.1

options and we believe that the recent efforts to contain rising operating costs in Southeastern Wisconsin and having an experienced labor force available in this area are very encouraging for this expansion.”

“With the help received from Gov. Jim Doyle, Milwaukee County Executive Scott Walker and South Milwaukee Mayor David Kieck the Milwaukee area will continue to be our base of operations.” Mr. Sullivan continued, “This area can continue to be our place to expand as long as our local government, suppliers and service providers remain steadfast in their efforts to bring our local costs more in line with other cities in the Midwest”. We plan to commence immediately on our evaluation of the additional phases of the expansion program should the market continue to display promise and efforts continue to lower local operating costs.”

Bucyrus International, Inc. is a world leader in the manufacture of electric rope shovels, blasthole drills and draglines for the surface mining industry. Bucyrus also provides OEM quality parts, components, maintenance and support services for that equipment. Located in South Milwaukee, Wisconsin, USA, Bucyrus is celebrating its 125th anniversary in 2005.

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Statements contained in this press release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. The factors that could adversely affect Bucyrus’ actual results and performance are discussed in Bucyrus’ Form 10-K for the year ended December 31, 2004 and subsequent reports filed with the Securities and Exchange Commission, which interested parties are urged to review. Bucyrus’ actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statements.